Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Option for Exclusive Product and Platform Technology License

No.	Item	Detail
1.	Parties

Aridis Pharmaceuticals, Inc., a Delaware corporation with offices located at 5941 Optical Court, San Jose, CA 95138 USA (“Aridis”); and Serum International BV, a Netherland based company with offices located at Strawinskylaan 937, 1077 XX Amsterdam, The Netherlands (“SIBV”).

For purposes of this Agreement, “SIBV”, as used herein, shall be deemed to include the following affiliated companies of Serum International BV, provided such affiliated companies (i) are owned by or are under common ownership with Serum International BV, and (ii) have agreed in writing that they are bound by the terms of this Agreement to the same extent as Serum International BV. Serum International BV shall remain separately responsible for the performance of any obligations undertaken by any such affiliated company.

Affiliated companies include:

Serum Institute Of India Private Limited, [‘SERUM’] an Indian Company having its Registered Office at 212/2 Off Soli Poonawalla Road, Hadapsar, Pune 411028, INDIA

2.	Consideration

After execution of this Option Agreement by both Parties, SIBV shall complete a “Closing” by July 30th, 2019. “Closing” shall comprise:

•  Consummation of the sale, within 5 days of the execution of this Option Agreement, by Aridis to SIBV of 801,924 restricted shares of Aridis common stock at a price of $12.47 per share or an aggregate of approximately $10,000,000, representing, as of the date of execution of this Option Agreement, approximately nine percent (9%) of the issued and outstanding common stock of Aridis as calculated immediately upon the date of the execution of this Option Agreement (the Parties shall cooperate in good faith to exchange such documentation and execute such security purchase agreements as are required to consummate the sale); and

•  Payment by SIBV to Aridis of US $5 million coincident with the execution of this Option Agreement (this fee shall be reimbursed to SIBV if for any reason the License Agreement contemplated below is not executed by 31st August 2019. Such refund to be made by 10th September 2019).

After the Closing, SIBV shall pay to Aridis US $10 million within 5 days of execution of License Agreement (SIBV shall have sole responsibility for any governmental charges of Netherlands imposed on payments hereunder by any entity for any reason, including

No.	Item	Detail
withholding, export or excise taxes.)

3.	Option and Exercise of Option

Upon execution of this Option Agreement, SIBV and/or its subsidiary company shall have an option for an Exclusive Product and Platform Technology License Agreement (“License Agreement”) on the terms described herein, with such other terms as are reasonable and customary in the industry.

SIBV may complete this option at any time after the Closing by executing a complete License Agreement with Aridis. After the Closing, the Parties shall use their best commercially reasonable efforts to complete the License Agreement prior to July 31, 2019 but certainly by 31st August 2019.

4.	License Agreement Defined Terms

The following defined terms shall apply to the License Agreement:

•  “Aridis Products” (or “Limited License Products”) shall mean Aridis products AR-301, AR-105, and AR-101 (each as further described at www.aridispharma.com/ar-301/; www.aridispharma.com/ar-105; and www.aridispharma/ar-101;

•  “AR-201 Product” shall mean Aridis product AR-201 as further described at www.aridispharma.com/ar-201/;

•  “Aridis Technology” shall mean all rights controlled by Aridis in the MabIgX platform technology thereto (as further described at www.aridispharma.com/mabigx-overview);

•  “Development Product” shall mean products designed solely from Candidates and solely for use in the Field;

•  “Candidate” shall mean a research cell bank expressing an antibody to a Target in the Field, developed by Aridis using the Aridis Technology at request of SIBV / its affiliate pursuant to section 6;

•  “Field” shall mean a list, to be agreed by Aridis and SIIL as of the Effective Date (and modified thereafter as appropriate by mutual agreement), comprising up to five (5) targets to infectious diseases predominantly of economic impact in the Developing World (Field excludes targets listed on the Aridis pipeline as of the Effective Date);

•  “Worldwide Territory” shall mean all countries of the world except China (“China” includes PRC, Hong Kong, Macau and Taiwan).

•  “EU Territory” shall mean the countries of the European Union.

•  “Limited Territory” shall mean (a) the country of India, and (b) all other countries of the world except USA, Canada, EU Territory, UK, China, Australia, New Zealand, and Japan. Each of the “Worldwide Territory”, EU Territory,” and “Limited Territory” in all cases shall

No.	Item	Detail

exclude any countries which are embargoed by the US as of the Effective Date;

•  “Effective Date” shall mean the date of execution of the full License Agreement as contemplated in point no. 3 above;

•  “Term” shall mean 20 years from the Effective Date.

5.	Grant of License Rights

As of the Effective Date, Aridis shall grant to SIBV:

•  An exclusive license to make, have made, import, use and have used, and sell and have sold, Aridis Products in the Limited Territory for the Term;

•  An exclusive license to develop, make, have made, import, use and have used, and sell and have sold, up to five (5) approved Development Products incorporating Aridis Technology in the Worldwide Territory for the Term, for use in the Field;

•  An exclusive license to develop, make, have made, import, use and have used, and sell and have sold AR-201 Product in the Worldwide Territory for the Term; and

•  The right for SIBV to have Aridis perform Candidate development according to the terms of section 8.

All rights hereunder shall include rights to sublicense subject to the terms of this Agreement and the final License Agreement. The licensee continues to be responsible for all fees and royalties payable hereunder for all sublicensed rights.

6.	Right of Good Faith Negotiation to Extend License Rights Into The EU Territory

In certain circumstances, SIBV (including affiliates) and Aridis agree to commit to negotiate in good faith to extend the rights to be granted in the License Agreement pursuant to section 5 above, to include an exclusive license to make, have made, import, use and have used, and sell and have sold, certain Aridis Products in the EU Territory for the Term (herein, an “EU Territory Grant”). Such commitment to negotiate in good faith shall be subject to the following requirements:

1. Any such EU Territory Grant shall be consummated by amendment to the License Agreement executed in the reasonable discretion of both Parties;

2. Any such EU Territory Grant shall be applicable solely to those Aridis Products specifically noted in the amendment, and for which the conditions below are met. Aridis shall reasonably cooperate with SIBV in its attempts to meet the conditions set out below (although until such conditions are met Aridis is not restricted from licensing Aridis Products to third parties);

3. As consideration, an EU Territory Grant for Aridis Product/s shall include a requirement that SIBV will be responsible for all

No.	Item	Detail

costs related to all further clinical trials as shall be necessary for licensure of those Aridis Product in EU Territory ; shall include reasonable timelines for the completion of clinical trials, regulatory submission, and commencement of commercial sales; and shall include as a prerequisite requirement that SIBV shall have obtained (or the parties shall have jointly determined that SIBV may reasonably obtain) a loan / funding/ financial support from [*] for such clinical trials costs, according to the [*] program entitled (the “[*]”). SIBV shall be allowed to conduct clinical trials globally as [* ] may allow such trials;

4. Any EU Territory Grant shall provide that the conduct of all SIBV-supported clinical trials shall remain under the oversight and consultation of Aridis, with ultimate control with SIBV. SIBV shall have full rights of ownership of all resulting clinical data and results. Aridis shall have full access and right to use all clinical data generated out of these clinical trials so that Aridis can use the data in the territory;

5. As prerequisite to the execution of any EU Territory Grant, SIBV must demonstrate that the [*] will allow for distribution of Aridis Products in the EU Territory at commercial prices which are not required to be set at lower than market rates, and shall not materially prohibit or hinder distribution of Aridis Product in any other territory (that is, the Parties must reasonably agree that an appropriate and financially reasonable market for Aridis Products in the EU Territory will exist);

6. EU Territory Grants shall be negotiated and executed by Q4 2020 (including completion of prerequisites noted in the subsections above);

7. Royalties payable to Aridis shall be as otherwise provided hereunder;

8. EU Territory Grants shall include an option for Aridis to buy-back part or whole of the territory granted under the EU Territory Grant from SIBV, if global sales rights are requested by a partner or licensee of Aridis, by (i) reimbursement to SIBV of all costs incurred by SIBV, (ii) payment of [*]% (if the buy-back occurs after all clinical and regulatory development is complete; for buy-back which occurs prior to product commercialization, the License Agreement may include terms agreeable to the Parties providing for pro-ration of this amount) of the net amount received and receivable by Aridis from such partner or licensee and (iii) repayment by Aridis or its licensee of any required amounts under any [*]. (In the instance of any such buy-back,

No.	Item	Detail

SIBV shall retain its Limited Territory rights to such Aridis Products.)

The EU Territory option as described in this Section 6 shall be included as an Exhibit to the License Agreement and is subject to such additional terms as are reasonably required by the Parties and as specified in that final License Agreement.

7.	Reversal of Licensed Territory

If Aridis seeks back any part of SIBV Territory so as to give it to any third party who wishes to have a license for Aridis Products to such party, then both parties shall execute an amendment so allowing, provided that SIBV receives from Aridis (i) reimbursement of all costs incurred by SIBV for that territory (ii) payment of [*]% of the amount received and receivable by Aridis from such partner or licensee.

But in such a case, SIBV shall retain status of exclusive manufacturer and supplier of such Aridis products as are given to such third party (subject to buy back and other terms of section 9).

8.	Candidate Development

Upon request by SIBV as appropriate during the Term, Aridis shall provide services to SIBV for the development of up to five (5) Candidates for Development Products. Such services shall be negotiated in good faith by the Parties when requested by SIBV, and SIBV shall reimburse Aridis for its internal and out-of-pocket costs for such services.

9.	Manufacturing Rights and Obligations

The following manufacturing rights and obligations shall apply to Aridis Products and Development Products to be licensed under the License Agreement:

1. Upon request of SIBV, Aridis shall provide clinical trial material for Aridis Products for use by SIBV or by its associate companies for any required clinical trials in the Limited Territory as described in section 9. SIBV shall reimburse Aridis for all internal and out-of-pocket costs for such material on cost basis without any mark-up (other than allocable overhead costs).;

2. SIBV or its associate companies shall have the rights to manufacture any Aridis Product and any Development product in the Worldwide Territory for use in the Worldwide Territory (this right shall be exclusive to SIBV [and affiliates] and Aridis shall not manufacture through another party except where SIBV elects to develop manufacturing capacity for only a portion of its territory, or waives this option, or pursuant to the buy-back all as set out in parts 3 and 4 below);

3. SIBV manufacturing option for Aridis Products: SIBV shall have the right to supply Aridis Products (all Products or a portion thereof according to SIBV capacity) for use by Aridis and its

No.	Item	Detail

sublicensees outside of the Limited Territory.

To exercise this manufacturing option, SIBV shall demonstrate: SIBV’s ability for manufacturing consistency of Aridis Products in conformance to all regulatory FDA and EMA requirements, at commercially reasonable rates, and at sufficient capacity as specified in the manufacturing agreement; and SIBV shall negotiate and execute in good faith a manufacturing agreement with Aridis. The term of the manufacturing agreement shall be twenty (20) years from the effective date thereof, provided that SIBV shall maintain during the agreement manufacturing consistency, capacity and commercially competitive pricing as set out above. Aridis shall pay such reasonable manufacturing fees to SIBV as are negotiated.

In order to allow Aridis to plan its supply chain and ensure the availability of an adequate supply of Aridis Products, SIBV agrees to exercise or waive this option by December 31, 2020.

4. Aridis manufacturing right buy-back option: If a third party sublicensee of Aridis Products wishes to have Aridis Product manufactured by itself for the territory for which it has a license from Aridis, then Aridis shall have the right to buy back the option noted in this section 9 by paying to SIBV five million US dollars ($5,000,000).

5. Th manufacturing option described in this Section 9 shall be included as an Exhibit to the License Agreement and is subject to such additional terms as are reasonably required by the Parties and as specified in that final License Agreement.

10.	Regulatory Rights and Obligations

The following regulatory rights and obligations shall apply to Aridis Products and Development Products licensed hereunder:

•  Aridis and SIBV shall establish a joint committee under which each Party shall share all relevant clinical data and regulatory documentation created by it anywhere in the world. Pursuant to this, Aridis shall provide to SIBV all US FDA and EMA data and documentation created by Aridis for all licensed Aridis Products;

•  SIBV shall be responsible for and shall take such actions as are required for the registration and licensing of Aridis Products, AR-201 Product, and Development Products with any required governmental organization in the Limited Territory, including the completion of all required clinical trials for Development Products and any additional required clinical trials for Aridis Products, all solely in the Limited Territory.

•  SIBV shall be responsible for and shall take all actions as are required for the registration and licensing of each Development Product and

No.	Item	Detail
AR-201 Product in the Worldwide Territory, including completion of all required clinical trials.

11.	Diligence, Milestones, and Milestone Fees

Commencing upon the Effective Date, SIBV shall make commercially reasonable efforts to complete all activities described in sections 9 and 10, and to register, to obtain all regulatory approvals, to have approved for commercialization and sale, and to commercialize and sell (i) Aridis Products in the Limited Territory, and (ii) Development Products and AR-201 Product in the Worldwide Territory. Such obligations shall include commercially reasonable efforts to achieve the following milestones:

•  Milestone 1: Completion of all clinical trials necessary for regulatory approval in India for each Development Product, and completion of any supplemental clinical trials if necessary for regulatory approval in India for each Aridis Product;

•  Milestone 2: New Drug Application approval in India for each Aridis Product, AR-201 Product and Development Product;

•  Milestone 3: Completion of all clinical trials necessary for regulatory approval in the US and Europe for each Development Product, (with respect to Aridis Products for which the option for EU Territory under Section 6 above has been exercised, such obligation is solely provided that SIBV gets appropriate funding from [*]); and

•  Milestone 4: New Drug Application approval in the US and Europe for each Development Product and AR-201 Product.

SIBV shall pay to Aridis the following Milestone Fees for Aridis Product:

•  Within thirty (30) days of the successful completion by Aridis of Phase III clinical trials in USA for the first Aridis Product: [*] US dollars ($[*]);

•  Within thirty (30) days of the successful completion by Aridis of Phase III clinical trials in USA for the second Aridis Product: [*] US dollars ($[*]);

•  Within thirty (30) days of the receipt by Aridis of New Drug Application approval from the US FDA or EU EMA for the first Aridis Product: [*] US dollars ($[*]);

SIBV shall pay to Aridis the following Milestone Fees for Development Product and AR-201 Product:

•  Within thirty (30) days of the filing of IND for each of AR-201 Product and the 5 chosen development product; [*] US dollars ($[*])

•  Within thirty (30) days of the successful completion by SIBV of Phase III clinical trials required for FDA or European approval for

No.	Item	Detail

each Development Product and AR-201 Product: [*] US dollars (US $[*]); and

•  Within thirty (30) days of the completion of FDA or European New Drug Application approval for each Development Product and AR-201 Product: [*] million US dollars (US $[*]);

12.	Royalties

SIBV shall pay earned royalties to Aridis according to the following terms:

•  SIBV shall pay the Royalty Rate for: (i) Net Sales of Aridis Products in the Limited Territory (and the EU Territory, if applicable pursuant to section 6); and (ii) Net Sales of Development Products and AR-201 Product in the Worldwide Territory.

•  All earned royalties shall be paid quarterly, within thirty (30) days of the end of such quarter, and shall be accompanied by appropriate royalty reports as shall be defined in the License Agreement. SIBV shall be responsible for any excise or other tax required to be paid on such royalty payments.

“Royalty Rate” shall be defined separately for each Aridis Product, AR-201 Product and Development Product, and shall mean:

•  For Net Sales (by the paying Party and solely for that product) up to (and including) US $[*] million in each calendar year: [*] percent ([*]%) of Net Sales;

•  For Net Sales above US $[*] million and up to US $[*] million in each calendar year: [*]percent ([*]%) of Net Sales; and

•  For Net Sales above US $[*] million in each calendar year: [*] percent ([*]%) of Net Sales.

•  Net Sales of Aridis Product in the EU Territory (if applicable, pursuant to section 6), shall not be included in the above calculations of Net Sales totals or royalty rates. For Net Sales of Aridis Product in the EU Territory, the Royalty Rate shall be 20% of Net Sales.

“Net Sales” shall mean, in the case of each Aridis Product, AR-201 Product or Development Product licensed hereunder, the aggregate gross amount invoiced by or on behalf of SIBV or its sublicensee for sales of the Product to independent, unrelated third parties in bona fide arms’ length transactions, less deductions for:

•  any sales, excise or value added taxes imposed on or charged to the selling party;

•  actual out-of-pocket costs for packing, transportation, importation, postage, shipping and handling charges, and other customary charges, such as insurance and customs duties, relating thereto;

•  trade, quantity, prompt settlement or similar discounts (including

No.	Item	Detail
chargebacks and allowances) actually granted, allowed or incurred in connection with the sale of such product.

This Option Agreement will be governed by the laws of the State of Delaware, without regard to conflict of law provisions, and the application of United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.  This Agreement may be executed in any number of counterparts and by PDF, all of which shall constitute a single agreement.

IN WITNESS WHEREOF, the Parties acknowledge their agreement and acceptance of the foregoing terms of this Option Agreement by executing in the space provided below.

Aridis Pharmaceuticals, Inc.		Serum International BV

BY:	/s/ Vu Truong	BY:	/s/ A.C. Pounawalla
	Name: Vu Truong		Name: A. C. Pounawalla
	Title: CEO		Title: CEO
	Date: July 13, 2019		Date: July 16, 2019